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                                                                     EXHIBIT 5.1
                            REED SMITH SHAW & McCLAY

                               435 SIXTH AVENUE
                           PITTSBURGH, PA 15219-1886
                                  412-288-3131

                                 April 30, 1996

Westinghouse Air Brake Company
1001 Air Brake Avenue
Wilmerding, PA 15148-0001

               Registration Statement on Form S-8
               re 1995 Non-employee Directors' Fee and Stock Option Plan
               ---------------------------------------------------------
Gentlemen:

        We have acted as special counsel to Westinghouse Air Brake Company
(the "Company") in connection with the above-captioned Registration
Statement (the "Registration Statement") relating to up to 100,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common
Stock") which may be purchased by directors of the Company under the Company's 1995 Non-employee Directors' Fee and Stock Option Plan (the "Plan"). The Plan provides that either authorized but unissued or reacquired shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and used under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

        In connection with this opinion, we have examined, among other things:

                (1) the Certificate of Incorporation of the Company, as amended to date;

                (2) resolutions adopted by the Board of Directors of the Company on October 6, 1995 adopting the Plan;

                (3) the Plan, as currently in effect; and

                (4) evidence of the stockholders of the Company approving the adoption of the Plan at the Annual Meeting of Stockholders of the Company on April 30, 1996.

        Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumptions set forth above, we are pleased to advise you that in our opinion:

                (a) The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware; and

                (b) The shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.
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                                                                  April 30, 1996

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion".

                                            Yours truly,

                                            /s/ Reed Smith Shaw & McClay

DLD:PDG, Jr.